Exhibit 10.26

KENNEDY-WILSON HOLDINGS, INC.

2009 EQUITY PARTICIPATION PLAN

EMPLOYEE PERFORMANCE UNIT AWARD AGREEMENT

THIS AGREEMENT made as of                       , 200  , by and between Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and                                        (the “Awardee”).

WITNESSETH:

WHEREAS, the Company has adopted the Kennedy-Wilson Holdings, Inc. 2009 Equity Participation Plan (the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and

WHEREAS, the Committee has authorized a Performance Unit Award to be made to the Awardee (the “Award”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,

NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:

1.             Definitions.

To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.

2.             Award of Performance Units.

The Committee hereby awards to the Awardee [insert # of units] Performance Units. All such Performance Units shall be subject to the forfeiture provisions contained in Sections 4 and 5, such forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto.

3.             Value of Performance Units.

Subject to the forfeiture provisions contained in Sections 4 and 5, each Performance Unit granted hereunder shall entitle the Awardee, pursuant to Section 7, to receive a cash payment from the Company equal to One Dollar ($1.00).

4.             Vesting.

The Performance Units shall vest pursuant to the terms of the Plan as follows:

(a)                                           upon the occurrence of both (i) the Awardee being an Employee of the Company or an Affiliate as of                         , 20   , and (ii) the Company’s

assets under management equaling or exceeding Three Billion Dollars ($3,000,000,000.00) (the “Performance Requirement”) as of                        , 20      ; and

(b)                                           upon the occurrence of both (i) the Awardee being an Employee of the Company or an Affiliate as of                        , 20    , and (ii) the Company’s satisfying the Performance Requirement as of                        , 20     .

Subject to the provisions of Section 5, if the above Awardee service and Performance Requirements are not met with respect to any Performance Units hereunder, such Performance Units shall be forfeited by the Awardee.

For purposes of this Section 4, the term “Company’s assets under management” shall mean the value of assets under the Company’s management[, as reflected in the footnotes to the Company’s financial statements], plus the cost of properties subject to property management contracts with the Company [(not taking into account any properties the values of which are reflected in the footnotes to such financial statements)].

5.             Termination of Employment.

Notwithstanding Section 4, if, prior to the Awardee’s fully satisfying any of the service-related requirements set forth in Section 4, the Awardee’s employment with the Company or an Affiliate shall be terminated by the Company or Affiliate without Cause or by the Awardee for Good Reason, in any such event, all the Performance Units shall thereupon become fully vested, solely upon the basis of whether or not the Performance Requirements are met.

For purposes of this Section 5, the term “Good Reason” shall mean the voluntary termination of the employment (or other service relationship) of the Awardee with the Company or an Affiliate by the Awardee within six months of the Company’s or Affiliate’s (A) instructing the Awardee to work (or provide services) full-time or substantially full-time at any location not acceptable to the Awardee (other than the Company’s or Affiliate’s main headquarters) that is more than 50 miles from the Awardee’s principal place of work and more than 50 miles from the Awardee’s principal residence, (B) eliminating or materially reducing the Awardee’s duties for the Company or Affiliate or (C) reducing the Awardee’s base pay (or compensation).

6.             Restriction on Transferability.

Except as otherwise provided in the Plan, the Performance Units shall not be transferable.

7.             Payment.

(a)           On                , 20     , to the extent that the applicable vesting requirements under Section 4(a) have been satisfied, the Company shall make a cash payment to the Awardee, reduced by all applicable amounts under Section 9, in an amount equal to the product of One Dollar ($1.00) multiplied by the number of the Awardee’s vested Performance Units, as determined pursuant to Section 4(a); and

(b)           On                , 20     , to the extent that the applicable vesting requirements under Section 4(b) have been satisfied, the Company shall make a cash payment to the Awardee, reduced by all applicable amounts pursuant to Section 9, in an amount equal to the product of One Dollar ($1.00) multiplied by the number of the Awardee’s vested Performance Units, as determined pursuant to Section 4(b).

8.             Regulation by the Committee.

This Agreement and the Performance Units shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee.

9.             Withholding.

If the Company or an Affiliate shall be required to withhold any amounts in connection with the Awardee’s Performance Unit Award by reason of any federal, state or local tax rules or regulations, the Company or Affiliate shall be entitled to deduct and withhold such amounts.

10.           Amendment.

The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Performance Units shall be effective without the prior written consent of the Awardee.

11.           Plan Terms.

The terms of the Plan are hereby incorporated herein by reference.

12.           Effective Date of Award.

The Award under this Agreement shall be effective as of the date first written above.

13.           Awardee Acknowledgment.

By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

ATTEST:	KENNEDY-WILSON HOLDINGS, INC.

By:

Its:

, Awardee